Exhibit 99.1

Elevation Oncology Reports First Quarter 2025 Financial Results and Provides Business Updates

-- Presented preclinical data for potentially differentiated HER3 ADC, EO-1022, at AACR Annual Meeting --

-- Expects to file IND application for EO-1022 in 2026 --

-- Cash runway into 2H 2026 –

Boston, Mass. May 15, 2025 – Elevation Oncology, Inc. (Nasdaq: ELEV), an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs, today announced financial results for the quarter ended March 31, 2025, and provided recent business updates.

“We recently presented preclinical proof-of-concept data for EO-1022, reaffirming its potential as a differentiated HER3 ADC, and supporting our goal of providing a safer and more effective option for patients with HER3-expressing solid tumors,” said Joseph Ferra, President and Chief Executive Officer of Elevation Oncology. “In parallel, we are engaged in efforts to explore a range of strategic alternatives, with the objective of identifying and capitalizing on the opportunity that is in the best interest of our shareholders. We look forward to providing an update at the appropriate time.”

Recent Business Updates

Pipeline

Elevation Oncology is developing EO-1022, a HER3 antibody-drug conjugate (ADC) for the treatment of patients with HER3-expressing solid tumors, including breast cancer and non-small cell lung cancer. The Company expects to file an Investigational New Drug (IND) application for EO-1022 in 2026.

●	In April 2025, Elevation Oncology presented new preclinical proof-of-concept data supporting the development of EO-1022 in a late-breaking poster at the American Association for Cancer Research (AACR) Annual Meeting. The in vitro and in vivo data indicate EO-1022 may offer reduced payload-associated toxicity and an improved safety profile, as well as improved anti-tumor activity, for patients living with solid tumors that express HER3. Specifically, data show:
o	EO-1022 is highly stable in human serum, with a homogenous drug-to-antibody ratio (DAR) of 4 and minimal free payload compared to seribantumab-vcMMAE and patritumab-DXd, two benchmark HER3 ADCs, both of which use stochastic conjugation. These findings illustrate that a key feature of EO-1022 is minimal systemic exposure to free payload, potentially resulting in reduced payload-associated toxicity in patients and an improved safety profile.
o	EO-1022 exhibits potent in vitro cytotoxicity that is dependent on HER3 expression levels.
o	EO-1022 elicits anti-tumor activity in in vivo models of low, medium and high HER3 expression levels, including in a patient derived xenograft (PDX) model of low HER3-expressing EGFR-mutant lung cancer.

Corporate

●	In March 2025, Elevation Oncology elected to discontinue development of EO-3021. In parallel, the Company implemented a workforce reduction of approximately 70%. Elevation Oncology is in the process of evaluating strategic options with a commitment to maximizing shareholder value. There is currently no timetable set for completion of the strategic alternatives review process.

Financial Outlook

Elevation Oncology ended the first quarter of 2025 with $80.7 million in cash, cash equivalents and marketable securities. Subsequent to the first quarter, on May 2, 2025, Elevation Oncology voluntarily prepaid the $32.3 million aggregate principal, interest, fees and expenses due under its loan agreement with K2 HealthVentures LLC. Elevation Oncology expects that a significant majority of expenses incurred in relation to its workforce reduction and EO-3021 program closure will be paid in the second quarter of 2025.

Elevation Oncology estimates that it will have cash, cash equivalents and marketable securities in a range of approximately $30 million to $35 million as of June 30, 2025, which is expected to fund its current operations into the second half of 2026.

First Quarter 2025 Financial Results

Research and development expenses for the first quarter of 2025 were $6.9 million, compared to $6.0 million for the first quarter of 2024. The increase of $0.9 million was primarily due to $1.3 million of increased costs associated with the preclinical development of EO-1022 and a $0.6 million increase in clinical trial expenses for EO-3021, partially offset by a $1.0 million decrease in clinical trial expenses for seribantumab.

General and administrative expenses for the first quarter of 2025 were $4.0 million, compared to $3.9 million for the first quarter of 2024. The increase of $0.1 million was mainly due to increased personnel costs, including stock-based compensation.

Restructuring charges were $3.4 million for the first quarter of 2025 and consisted primarily of charges related to the workforce reduction in connection with the discontinuation of development of EO-3021. No such charges were incurred during the first quarter of 2024.

Net loss for the first quarter of 2025 was $14.2 million, compared to $10.7 million for the first quarter of 2024.

About EO-1022

Elevation Oncology is developing EO-1022, a potentially differentiated HER3 ADC for the treatment of HER3-expressing solid tumors, including breast cancer and non-small cell lung cancer. EO-1022 consists of seribantumab, a fully human IgG2 anti-HER3 antibody, site-specifically conjugated at glycan to the MMAE payload with a DAR of 4. It leverages seribantumab's desirable internalization properties and advanced site-specific ADC technology which makes possible the use of the potent cytotoxic MMAE payload. Elevation Oncology expects to file an IND application in 2026.

About Elevation Oncology, Inc.

Elevation Oncology is an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs. We are leveraging our ADC expertise to advance EO-1022, a HER3 ADC for the treatment of patients with HER3-expressing solid tumors. EO-1022 is currently progressing through preclinical development, with an IND application expected in 2026. For more information, visit www.ElevationOncology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated clinical and preclinical development activities, expected timing of regulatory submissions, potential benefits of product candidates, potential market opportunities for product candidates, the ability of product candidates to treat their targeted indications, expected costs associated with corporate restructuring, the evaluation of strategic options and

Elevation Oncology’s expectations about its cash, cash equivalents and marketable securities and its cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “will,” “would,” and other words and terms of similar meaning. Although Elevation Oncology believes that the expectations reflected in such forward-looking statements are reasonable, Elevation Oncology cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Elevation Oncology’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Elevation Oncology's ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, Elevation Oncology’s ability to fund development activities and achieve development goals, Elevation Oncology’s ability to protect intellectual property, Elevation Oncology’s ability to establish and maintain collaborations with third parties, and other risks and uncertainties described under the heading “Risk Factors” in documents Elevation Oncology files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Elevation Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Gracie Tong

Senior Director, Investor Relations and Corporate Communications

gtong@elevationoncology.com

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2025	2024
Statement of Operations items:
Operating expenses:
Research and development	$6,876	$6,011
General and administrative	3,965	3,858
Restructuring charges	3,375	—
Total operating expenses	14,216	9,869
Loss from operations	(14,216)	(9,869)
Other income (expense):
Interest income, net	11	115
Loss on extinguishment of debt	—	(942)
Total other income (expense), net	11	(827)
Loss before income taxes	(14,205)	(10,696)
Income tax expense	6	11
Net loss	$(14,211)	$(10,707)
Net loss per share, basic and diluted	$(0.24)	$(0.21)
Weighted average common shares outstanding, basic and diluted	59,173,854	51,811,882

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

Selected Balance Sheet items:	March 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$80,659	$93,184
Working capital[1]	77,958	90,259
Total assets	82,223	95,626
Long-term debt, net of discount	31,253	31,134
Total stockholders' equity	46,734	60,025

1.	We define working capital as current assets less current liabilities.